UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 24, 2007 (October 18, 2007)

THE COCA-COLA COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2007, the Board of Directors of The Coca-Cola Company (the “Company”) increased the size of the Board to 12 members and elected Alexis M. Herman, former U.S. Secretary of Labor, as a Director of the Company, effective immediately.  Secretary Herman was also appointed to the Public Issues and Diversity Review Committee of the Board.

Secretary Herman was the chairperson of a seven-person independent Task Force created to monitor the Company’s compliance with the November 2000 discrimination lawsuit settlement.  She was formally appointed under a court-ordered process by both the Company and plaintiffs’ counsel.  Under the leadership of Secretary Herman, the Task Force worked with the Company to identify areas where the Company could improve its human resources programs and practices, and each year, assessed the Company’s progress on specific human resources initiatives.  The fifth and final Task Force Report was submitted on December 1, 2006.  The court’s order required the Company to compensate members of the Task Force for their work and pay their administrative expenses.  In 2006, Secretary Herman was paid $125,000 for her work as chairperson of the Task Force.  Also in 2006, the Company paid New Ventures, of which Secretary Herman is Chair and Chief Executive Officer, approximately $75,000 for administrative expenses, including staff assistance, and travel expenses related to her work on the Task Force.

A copy of the Company’s press release announcing Secretary Herman’s election to the Board is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1                                Press Release of The Coca-Cola Company dated October 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: October 24, 2007	By: /s/ David M. Taggart David M. Taggart Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of The Coca-Cola Company dated October 18, 2007.